Exhibit 99.1

Verso Paper Corp. Reports Third Quarter 2010 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 3, 2010--Verso Paper Corp. (NYSE: VRS) today reported financial results for the third quarter and nine months ended September 30, 2010. Results for the periods ended September 30, 2010 and 2009 include:

  Net sales increased 9.7% to $432.9 million in the third quarter of 2010 from $394.7 million in the third quarter of 2009.
  Operating income of $12.9 million in the third quarter of 2010 compared to $7.4 million in the third quarter of 2009.
  Net loss before items of $18.6 million in the third quarter of 2010, or $0.35 per diluted share, compared to a net loss before items of $18.1 million, or $0.35 per diluted share in the third quarter of 2009.
  Adjusted EBITDA before pro forma effects of profitability program of $81.6 million for the first nine months of 2010 compared to $44.3 million for the first nine months of 2009. (Note: EBITDA and Adjusted EBITDA are non-GAAP financial measures and are defined and reconciled to net income later in this release).

Overview

Verso’s coated paper shipments increased 26.3% in the first nine months of 2010 compared to the same period last year. Year over year market conditions have improved due to a stronger economy and a better balance between supply and demand. Coated paper shipments increased 8.1% in the third quarter of 2010 compared to the second quarter of 2010. Coated paper prices increased 4.9% in the third quarter of 2010 compared to the second quarter of 2010. However, coated paper prices for the third quarter of 2010 were slightly below last year’s third quarter levels, as prices declined throughout 2009 and into early 2010 due to weak demand resulting from the global economic recession.

Verso’s net sales for the third quarter of 2010 increased $38.2 million, or 9.7%, as sales volume grew 7.1% compared to last year’s third quarter. The average sales price for all of our products increased 2.4% in the third quarter of 2010 compared to the same period last year. Verso’s gross margin was 14.1% for the third quarter of 2010 compared to 14.2% for the same period in 2009 and 9.1% for the second quarter of 2010.

We continue to assess and implement, as appropriate, various cost reduction initiatives. Our company-wide cost reduction program produced approximately $11 million of savings during the third quarter of 2010. Management expects this program to yield an additional $20 million in cost reductions over the next six months and continues to search for and develop additional cost savings opportunities. Included in this program are productivity improvements, material usage reductions, energy usage reductions, labor cost savings, material and chemical substitution, and workforce planning improvements.

We also continue to develop and execute our renewable energy strategy. In the first nine months of 2010, we received $6.0 million in reimbursements from a $9.3 million American Recovery and Reinvestment Act of 2009 grant for the deployment of waste energy recovery technologies. In addition, we announced the launch of a $43 million renewable energy project at our mill in Quinnesec, Michigan, which will position the mill to meet more than 95% of its energy needs using renewable biomass sources.

“Our third quarter results were very encouraging from a pure operating perspective,” said Mike Jackson, President and Chief Executive Officer of Verso. “We recognized a $13 million operating profit as our sales volume, EBITDA and operating performance improved over our second quarter results, consistent with the outlook we gave on last quarter’s earnings call.

“We have moved into a more stable demand scenario, which has helped to move prices up from the very low levels experienced in March of this year. I was pleased with the operating performance of our mills, which rebounded from a below average second quarter.

“Safety, I believe, is the leading indicator of the productivity, health, success and morale of an organization. Through the third quarter, Verso has experienced its best safety performance since the Company’s inception. As many of us know, poor safety records drive higher worker’s compensation cases and lost workdays, all of which can potentially add millions in extra costs. Verso now finds its safety ranking in the top 10% of all U.S. industries. I thank all of our employees for this record.

“We look forward to improved EBITDA results in the fourth quarter, driven by continued operating and pricing improvements.”

Verso reported a net loss of $19.2 million in the third quarter of 2010, or $0.36 per diluted share, which included $0.6 million of charges from special items, or $.01 per diluted share, primarily due to costs associated with new product development. Verso had net income of $43.5 million, or $0.83 per diluted share, in the third quarter of 2009, which included net benefits of $61.6 million, or $1.18 per diluted share, primarily related to alternative fuel mixture tax credits and net gains related to the early retirement of debt.

Verso reported a net loss of $117.1 million, or $2.23 per diluted share, for the first nine months of 2010, which included $3.7 million of charges from special items, or $0.07 per diluted share, primarily due to costs associated with new product development. Verso had net income of $87.8 million, or $1.69 per diluted share, for the first nine months of 2009, which included $234.3 million of net benefits, or $4.50 per share, primarily related to alternative fuel mixture tax credits and net gains related to the early retirement of debt.

Included in our results for the nine months ended September 30, 2009, were $189.1 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009, we did not recognize any benefit from this tax credit in 2010. Additionally, we recognized $57.8 million in pre-tax net gains from the early retirement of debt at a discount in the first nine months of 2009. We have excluded the impact of these items from our Adjusted EBITDA figures.

Summary Results

Results of Operations – Comparison of the Third Quarter of 2010 to the Third Quarter of 2009

	Three Months Ended
	September 30,
(In thousands of U.S. dollars)	2010	2009
Net sales	$432,939	$394,663
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	371,907	338,592
Depreciation, amortization, and depletion	31,642	33,229
Selling, general, and administrative expenses	16,437	15,085
Restructuring and other charges	-	369
Operating income	12,953	7,388
Interest income	(32)	(76)
Interest expense	32,188	34,318
Other income, net	(71)	(70,349)
Net income (loss)	$(19,132)	$43,495

Net Sales. Net sales for the third quarter of 2010 increased 9.7% to $432.9 million from $394.7 million in the third quarter of 2009 due to a 7.1% increase in total sales volume combined with a 2.4% increase in the average sales price per ton for all of our products, reflecting the improved economic conditions.

Net sales for our coated and supercalendered papers segment increased 1.8% in the third quarter of 2010 to $359.0 million from $352.5 million for the same period in 2009, as the positive impact of a 3.8% increase in paper sales volume was partially offset by a 1.9% decrease in the average paper sales price per ton. Average sales prices for coated papers decreased steadily throughout 2009 in response to weak demand. On a sequential quarter basis, average sales prices for coated papers increased 4.9% as we continue to implement previously announced price increases.

Net sales for our market pulp segment increased 62.1% to $45.4 million in the third quarter of 2010 from $28.0 million for the same period in 2009. This improvement primarily reflects a 54.8% increase in the average sales price per ton. Sales volume also increased 4.7% from the third quarter of 2009.

Net sales for our other segment increased 102.1% to $28.5 million in the third quarter of 2010 from $14.2 million in the third quarter of 2009. The improvement in 2010 is due to a 99.4% increase in sales volume, reflecting the continued development of new paper product offerings for our customers. Average sales price per ton increased 1.4% compared to the third quarter of 2009.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, was $403.6 million in the third quarter of 2010 compared to $371.8 million for the same period in 2009, primarily reflecting the increase in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 14.1% for the third quarter of 2010 compared to 14.2% for the third quarter of 2009. Depreciation, amortization, and depletion expenses were $31.7 million in the third quarter of 2010 compared to $33.3 million in the third quarter of 2009.

Selling, general, and administrative. Selling, general, and administrative expenses were $16.4 million in the third quarter of 2010 compared to $15.1 million for the same period in 2009.

Interest expense. Interest expense for the third quarter of 2010 was $32.2 million compared to $34.3 million for the same period in 2009. The decrease in interest expense was primarily due to lower levels of outstanding debt in the third quarter of 2010.

Other income. Other income of $70.3 million for the third quarter of 2009 included $46.7 million in pre-tax net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures. Since the tax credit, as it relates to liquid fuels derived from biomass, expired on December 31, 2009, we did not recognize any benefit from this tax credit in the third quarter of 2010. Verso also recognized $23.6 million in pre-tax net gains from the early retirement of debt at a discount in the third quarter of 2009. Other income was de minimis in the third quarter of 2010.

Results of Operations – Comparison of the First Nine Months of 2010 to the First Nine Months of 2009

	Nine Months Ended
	September 30,
(In thousands of U.S. dollars)	2010	2009
Net sales	$1,197,632	$979,852
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	1,073,111	906,080
Depreciation, amortization, and depletion	96,571	100,584
Selling, general, and administrative expenses	49,265	45,376
Restructuring and other charges	-	643
Operating loss	(21,315)	(72,831)
Interest income	(94)	(155)
Interest expense	96,382	89,900
Other income, net	(538)	(250,357)
Net income (loss)	$(117,065)	$87,781

Net Sales. Net sales for the nine months ended September 30, 2010, increased 22.2% to $1,197.6 million from $979.9 million as total sales volume increased 27.7% compared to last year, reflecting improved economic conditions. This increase was partially offset by a 4.3% decline in the average sales price per ton for all of our products, primarily reflecting the decline of coated paper prices throughout 2009.

Net sales for our coated and supercalendered papers segment increased 13.1% to $978.5 million for the nine months ended September 30, 2010, from $865.2 million for the nine months ended September 30, 2009. This improvement reflects a 26.3% increase in paper sales volume, while the average paper sales price per ton for the nine months ended September 30, 2010, decreased 10.4% compared to the same period last year.

Net sales for our market pulp segment increased 68.6% to $124.4 million for the nine months ended September 30, 2010, from $73.8 million for the same period in 2009. This increase was due to a 59.3% increase in average sales price per ton combined with a 5.9% increase in sales volume compared to the nine months ended September 30, 2009.

Net sales for our other segment increased 131.9% to $94.7 million for the nine months ended September 30, 2010, from $40.9 million for the nine months ended September 30, 2009. The improvement in 2010 is due to a 147.7% increase in sales volume, reflecting the development of new paper product offerings for our customers. Partially offsetting this increase was a 6.4% decrease in the average sales price per ton compared to the nine months ended September 30, 2009.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, increased 16.2% to $1,169.7 million for the nine months ended September 30, 2010, compared to $1,006.6 million for the same period last year, primarily reflecting the increase in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 10.4% for the nine months ended September 30, 2010, compared to 7.5% for the nine months ended September 30, 2009, reflecting $70.1 million of unabsorbed costs resulting from almost 320,000 tons of market downtime taken during the nine months ended September 30, 2009. Depreciation, amortization, and depletion expense was $96.6 million for the nine months ended September 30, 2010, compared to $100.6 million for the nine months ended September 30, 2009.

Selling, general, and administrative. Selling, general, and administrative expenses were $49.2 million for the nine months ended September 30, 2010, compared to $45.4 million for the same period in 2009.

Interest expense. Interest expense for the nine months ended September 30, 2010 was $96.4 million compared to $89.9 million for the same period in 2009. The increase in interest expense was primarily due to higher interest rates on outstanding debt in 2010.

Other income. Other income was $0.5 million for the nine months ended September 30, 2010, compared to $250.3 million for the nine months ended September 30, 2009. Included in the results for 2009 were $189.1 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $57.8 million in net gains related to the early retirement of debt.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

	Nine Months	Year	Nine Months	Twelve Months
	Ended	Ended	Ended	Ended
	September 30,	December 31,	September 30,	September 30,
(In millions of U.S. dollars)	2009	2009	2010	2010
Net income (loss)	$87.8	$106.0	$(117.1)	$(98.9)
Provision for income taxes	-	0.8	-	0.8
Interest expense, net	89.7	123.1	96.3	129.7
Depreciation, amortization, and depletion	100.6	132.7	96.6	128.7
EBITDA	278.1	362.6	75.8	160.3
Adjustments to EBITDA:
Alternative fuel tax credit(1)	(189.1)	(238.9)	-	(49.8)
Gain on early extinguishment of debt, net(2)	(57.8)	(64.8)	-	(7.0)
Restructuring and other charges(3)	0.7	1.0	-	0.3
Non-cash compensation/benefits(4)	0.3	0.6	1.2	1.5
Other items, net(5)	12.1	16.2	4.6	8.7
Adjusted EBITDA before pro forma effects of profitability program	44.3	76.7	81.6	114.0
Pro forma effects of profitability program(6)				19.7
Adjusted EBITDA				$133.7

(1) Represents earnings from the federal government's program, which provides incentives for the use of alternative fuels.
(2) Represents net gains recognized from the early extinguishment of debt, net of hedge results.
(3) Restructuring includes transition costs associated with the Acquisition and other non-recurring costs as per our financial statements.
(4) Represents amortization of non-cash incentive compensation.
(5) Represents earnings adjustments for product development costs and other miscellaneous non-recurring items.
(6) Represents cost savings expected to be realized as part of the Company's cost savings program.

NOTE: To construct financials for the twelve months ended September 30, 2010, amounts have been calculated by subtracting the data for the nine months ended September 30, 2009, from the data for the year ended December 31, 2009, and then adding the nine months ended September 30, 2010.

Forward-Looking Statements

In this press release all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising. Additional information about Verso is available on the Company’s website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss third quarter results. Analysts and investors may participate in the live conference call by dialing 719-325-2289 or, within the U.S. and Canada only, 888-515-2235, access code 8631247. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at www.versopaper.com/investorrelations by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?EventID=87153. This release and Verso’s 10-Q for the third quarter of 2010 will be made available on Verso’s website at www.versopaper.com/investorrelations by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 8631247. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available for 14 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer
901-369-4128
robert.mundy@versopaper.com
www.versopaper.com